UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 25, 2013 (April 22, 2013)

STATE AUTO FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Ohio	000-19289	31-1324304
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

518 East Broad Street, Columbus, Ohio	43215-3976
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (614) 464-5000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Item 5.02(c)

On April 22, 2013, Matthew R. Pollak was appointed Vice President, Treasurer and Chief Accounting Officer of State Auto Financial Corporation (the “Company”). Prior to his appointment, Mr. Pollak, 47, served as vice president, corporate finance and accounting, for American Safety Insurance Holdings, Ltd., a property and casualty insurer, since 2010. Prior to that time, Mr. Pollak served as senior vice president and chief financial officer for the excess and surplus lines segment of Argo Group International Holdings, Ltd., an international specialty insurer, from 2005 to 2010. Mr. Pollak has over 25 years of experience in both public accounting and the property and casualty insurance industry. Mr. Pollak earned a bachelor’s degree in accounting from Virginia Tech and an MBA from the Babcock School of Management at Wake Forest University. He is a Certified Public Accountant.

In connection with accepting employment, Mr. Pollak received a signing bonus of $45,000. In addition, Mr. Pollak will receive an annual base salary of $235,000, standard employee benefits and the reimbursement of his relocation expenses. In addition, and pending Board approval, Mr. Pollak will participate in the Company’s 2013 Leadership Bonus Plan at a target participating rate of 50% of his annual base salary, prorated to his date of hire, and in the Company’s 2013 Long-Term Incentive Plan at a target participation rate of 50% of his annual base salary.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STATE AUTO FINANCIAL CORPORATION

Date: April 25, 2013	By	/s/ James A. Yano
Vice President and General Counsel